Exhibit 1.1
January 24, 2008
Tracinda Corporation
150 South Rodeo Drive
Suite 250
Beverly Hills, California 90212
Attn: Anthony Mandekic
     Re:      Amendment to Company Stock Purchase Agreement
Dear Tony:
Pursuant to our discussions and in consideration of your ongoing efforts, we hereby agree to amend the first sentence of Section 2.4(b)(iv) of the Company Stock Purchase Agreement, dated December 29, 2007, by and between us and Tracinda Corporation (the “Agreement”), as follows:
“Purchaser shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Company; provided, that Purchaser shall notify the Company in writing on or before 5:00 p.m. Mountain Time on February 11, 2008 as to whether it is satisfied with the results of its due diligence investigation.”
The remaining terms and conditions of the Agreement shall remain in full force and effect.

Very truly yours, DELTA PETROLEUM CORPORATION
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and General Counsel

Agreed and Accepted:
TRACINDA CORPORATION

By:	/s/ Anthony Mandekic Anthony Mandekic Secretary/Treasurer

Tracinda Corporation
January 24, 2008

Cc:	Terry Christenson, Esq. Ronald R. Levine, II, Esq. Norman Brownstein, Esq.